Exhibit 107
Calculation of Filing Fee Tables
Form
S-3ASR
(Form Type)
Targa Resources Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(3)	(3)

	Equity	Preferred Stock(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(3)	(3)

	Equity	Common Stock, par value $0.001 per share(1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(3)	(3)

	Equity	Depository Shares(1)(4)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(3)	(3)

	Debt	Guarantees of Debt Securities(1)(5)	457(n)	N/A	N/A	N/A		N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)
In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrants hereby defer payment of the registration fee required in connection with this Registration Statement.

(3)
There is being registered hereunder such indeterminate number or amount of debt securities, preferred stock, common stock, depositary shares and warrants as may from time to time be issued by the registrant at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including pursuant to the exercise of any warrants previously issued by the registrant and under any applicable antidilution provisions.

(4)
The depositary shares being registered will be evidenced by depositary receipts issued under a depositary agreement. If Targa Resources Corp. elects to offer fractional interests in shares of preferred stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the shares will be issued to the depositary under the depositary agreement.

(5)
Subsidiaries of Targa Resources Corp. named as
co-registrants
may fully and unconditionally guarantee on an unsecured basis the debt securities of Targa Resources Corp. In accordance with Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of debt securities being registered.